ServiceSource Reports First Quarter 2013 Financial Results

SAN FRANCISCO, May 9, 2013 - ServiceSource® (Nasdaq: SREV), the global leader in recurring revenue management, today announced its financial results for the first quarter ended March 31, 2013.

  Revenue: $61.1 million dollars
  Adjusted EBITDA: loss of $0.5 million dollars
  Record amount of cash and cash equivalents totaling $117.7 million dollars
  Four new Renew OnDemand subscription deals signed
  Successful Spring 2013 release of Renew OnDemand with enhanced analytics

"With several new Renew OnDemand subscriptions, we are excited by the strong momentum this gives us to start the year," said Mike Smerklo, ServiceSource's Chairman and Chief Executive Officer.  "We remain focused on the evolution of our business to lead with our world-class SaaS solution, purpose-built for recurring revenue, and we will continue to invest appropriately to capture this new growth opportunity."

Revenue for the first quarter of fiscal 2013 was $61.1 million, a 6% increase over the $57.6 million delivered in the same period of 2012.

Adjusted EBITDA in the quarter, which excludes stock-based compensation, was a loss of $0.5 million, compared with $3.4 million for the same period last year.

GAAP net loss in the quarter was $10.5 million, or $0.14 per share, compared with a net loss of $1.3 million, or $0.02 per share for the same period last year.

Non-GAAP net loss in the quarter was $1.5 million, or $0.02 per share, compared with a net income of approximately $1.0 million, or $0.01 per diluted share for the same period last year.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial statement tables included in this press release.

Quarterly Conference Call

ServiceSource will discuss its quarterly results and provide second quarter financial guidance today via teleconference at 1:30 p.m. Pacific Time.  To access the call within the U.S., please dial (877) 293-5486, or outside the U.S. (914) 495-8592, at least five minutes prior to the start time. A live webcast of the call will also be available at http://ir.servicesource.com/events.cfm under the Events & Presentations menu. A replay of the webcast will also be available on the Company's website at http://ir.servicesource.com.

About ServiceSource International, Inc.

ServiceSource is the global leader in recurring revenue management. The world's most successful companies rely on us to maximize subscription, maintenance and support revenue, improve customer retention and increase business predictability and insight. ServiceSource delivers results with Renew OnDemand, the world's only cloud application built specifically to manage and grow recurring revenue, which can be combined with our industry-leading services.

With over a decade of experience focused exclusively in growing recurring revenue, our services and applications are based on proven best practices and global benchmarks. The company is headquartered in San Francisco, and has over $8 billion under management for customers in more than 150 countries and 40 languages.

ServiceSource, Renew OnDemand and any ServiceSource product or service names or logos above are trademarks of ServiceSource International, Inc. All other trademarks used herein belong to their respective owners.

For more information on ServiceSource, visit http://www.servicesource.com. To connect with ServiceSource, visit us on Twitter, LinkedIn and YouTube.

ServiceSource International, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012

Net revenue	$ 61,121	$ 57,574
Cost of revenue (1)	38,498	32,576
Gross profit	22,623	24,998
Operating expenses
Sales and marketing (1)	14,808	13,477
Research and development (1)	6,248	4,581
General and administrative (1)	11,222	10,075
Total operating expenses	32,278	28,133
Loss from operations	(9,655)	(3,135)
Other expense, net	(107)	(91)
Loss before income taxes	(9,762)	(3,226)
Income tax provision (benefit)	693	(1,950)
Net loss	$ (10,455)	$ (1,276)

Net loss per common share:
Basic	$ (0.14)	$ (0.02)
Diluted	$ (0.14)	$ (0.02)

Weighted-average shares used in computing net
loss per common share:
Basic	75,610	73,212
Diluted	75,610	73,212

(1) Includes stock-based compensation expense as follows:
	Three Months Ended
	March 31,
	2013	2012
Cost of revenue	$ 732	$ 572
Sales and marketing	2,534	1,674
Research and development	486	363
General and administrative	2,169	1,638
Total stock-based compensation	$ 5,921	$ 4,247

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$ 67,947	$ 76,568
Short-term investments	49,755	32,874
Accounts receivable, net	59,039	65,238
Current portion of deferred income taxes	177	389
Prepaid expenses and other	5,089	5,178
Total current assets	182,007	180,247
Property and equipment, net	32,342	34,513
Deferred income taxes, net of current portion	2,069	2,321
Other assets, net	735	1,057
Goodwill	6,334	6,334
Total assets	$ 223,487	$ 224,472

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	5,319	$ 3,293
Accrued taxes	269	1,056
Accrued compensation and benefits	14,677	15,738
Other accrued liabilities	11,074	10,403
Current portion of capital lease obligations	325	326
Total current liabilities	31,664	30,816
Long-term liabilities	5,548	6,729
Total liabilities	37,212	37,545
Stockholders' equity:
Common stock	8	8
Treasury stock	(441)	(441)
Additional paid-in capital	220,357	210,650
Accumulated deficit	(33,853)	(23,398)
Accumulated other comprehensive income	204	108
Total stockholders' equity	186,275	186,927
Total liabilities and stockholders' equity	$ 223,487	$ 224,472

ServiceSource International, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Three Months Ended
	March 31,
	2013	2012
Cash flows from operating activities
Net loss	$ (10,455)	$ (1,276)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation and amortization	3,206	2,268
Loss on disposal of fixed assets	29	28
Provision for doubtful accounts	(67)	-
Amortization of deferred financing costs	12	27
Accretion on premium on short-term investments	174	154
Deferred income taxes	461	(873)
Stock-based compensation	5,921	4,247
Income tax charge from stock-based compensation	181	362
Changes in operating assets and liabilities:
Accounts receivable	5,863	(5,084)
Prepaid expenses and other	415	(2,407)
Accounts payable	2,077	(1,257)
Accrued taxes	(779)	490
Accrued compensation and benefits	(890)	(6,783)
Other accrued liabilities	(268)	3,780
Net cash provided by (used in) operating activities	5,880	(6,324)

Cash flows used in investing activities
Acquisition of property and equipment	(1,232)	(6,631)
Purchases of short-term investments	(18,034)	(8,390)
Sales of short-term investments	508	1,430
Maturities of short-term investments	500	4,890
Net cash used in investing activities	(18,258)	(8,701)

Cash flows from financing activities
Repayments of capital leases	(80)	(80)
Proceeds from common stock issuances	3,741	5,821
Income tax charge from stock-based compensation	(181)	(362)
Net cash provided by financing activities	3,480	5,379

Net decrease in cash and cash equivalents	(8,898)	(9,646)
Effect of exchange rate changes on cash and cash equivalents	277	(232)
Cash and cash equivalents at beginning of period	76,568	65,983
Cash and cash equivalents at end of period	$ 67,947	$ 56,105

Use of Non-GAAP Financial Measures

To supplement its financial statements presented in accordance with generally accepted accounting principles, or GAAP, ServiceSource also provides investors with non-GAAP gross profit, net income, net income per share and Adjusted EBITDA. A reconciliation of these non-GAAP financial measures to the closest GAAP financial measure is presented in the financial tables below under the heading, "GAAP to Non-GAAP Reconciliation."

ServiceSource believes that the non-GAAP financial information provided in this release can assist investors in understanding and assessing its on-going core operations and prospects for the future and provides an additional tool for investors to use in comparing ServiceSource's financial results with other companies in the industry, many of which present similar non-GAAP financial measures to investors.

Non-GAAP gross profit consists of gross profit plus stock based compensation and amortization of internally-developed software.

Non-GAAP net income consists of net income (loss) plus stock-based compensation, amortization of internally-developed software and applying an income tax rate of 40% reflecting our estimated tax expense on our core operations. Stock-based compensation expense is expected to vary depending on the number of new grants issued, changes in the company's stock price, stock market volatility, expected option lives and risk-free rates of return, all of which are difficult to estimate.

EBITDA consists of net income (loss) plus depreciation and amortization, interest expense, other expenses, net, and income tax expense. Adjusted EBITDA consists of EBITDA plus non-cash, stock-based compensation expense. ServiceSource uses Adjusted EBITDA as a measure of operating performance because it assists the company in comparing performance on a consistent basis, as it removes from the operating results the impact of the company's capital structure.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States.

ServiceSource International, Inc.
Reconciliation of Net Loss to Adjusted EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012

Net loss	$ (10,455)	$ (1,276)
Income tax provision (benefit)	693	(1,950)
Other expense, net	107	91
Depreciation	3,206	2,268
EBITDA	(6,449)	(867)
Stock-based compensation	5,921	4,247
Adjusted EBITDA	$ (528)	$ 3,380

ServiceSource International, Inc.
GAAP To Non-GAAP Reconciliation
(Dollars in thousands, except per share amounts)
(unaudited)

		Three Months Ended
		March 31,
		2013	2012
Gross Profit
GAAP gross profit		$ 22,623	$ 24,998
Non-GAAP adjustments:
Stock-based compensation	(A)	732	572
Amortization of internally-developed software	(B)	820	140
Non-GAAP gross profit		$ 24,175	$ 25,710

Gross Profit %
GAAP gross profit		37%	43%
Non-GAAP adjustments:
Stock-based compensation	(A)	1%	1%
Amortization of internally-developed software	(B)	1%	0%
Non-GAAP gross profit		40%	45%
Certain totals do not add due to rounding
Operating Expenses
GAAP operating expenses		$ 32,278	$ 28,133
Stock-based compensation	(A)	(5,189)	(3,675)
Amortization of internally-developed software	(B)	(451)	(495)
Non-GAAP operating expenses		$ 26,638	$ 23,963

Net Income (Loss)
GAAP net loss		$ (10,455)	$ (1,276)
Non-GAAP adjustments:
Stock-based compensation	(A)	5,921	4,247
Amortization of internally-developed software	(B)	1,271	635
Income tax effect on non-GAAP adjustments and
impact of normalizing the effective income tax rate	(C)	1,721	(2,612)
Non-GAAP net income (loss)		$ (1,542)	$ 994

Diluted Net Income (Loss) Per Share
GAAP net loss per share		$ (0.14)	$ (0.02)
Non-GAAP adjustments:
Stock-based compensation	(A)	0.08	0.05
Amortization of internally-developed software	(B)	0.02	0.01
Income tax effect on non-GAAP adjustments as
well as the impact of normalizing the effective
income tax rate and calculating non-GAAP net
income (loss) per share using a fully-diluted share count	(C)	0.02	(0.03)
Non-GAAP diluted net income (loss) per share		$ (0.02)	$ 0.01
Shares used in calculating diluted net income (loss) per
share on a non-GAAP basis		75,610	79,176

Footnotes to GAAP to Non-GAAP Reconciliation

(A)

Stock-based compensation. Included in our GAAP presentation of cost of revenue and operating expenses, stock-based compensation consists of expenses for stock options and awards and purchase rights under our stock purchase plan. We exclude stock-based compensation expense from our non-GAAP measures because some investors may view it as not reflective of our core operating performance as it is a non-cash expense.

(B)

Amortization of internally-developed software. Included in our GAAP presentation of cost of revenue and operating expenses, amortization of internally-developed software reflects non-cash expense for certain software purchases and software developed or obtained for internal use. We exclude these expenses from our non-GAAP measures because we believe they are not indicative of our core operating performance.

(C)

Income tax effect on non-GAAP adjustments as well as the impact of normalizing the effective income tax rate and calculating non-GAAP net income per share using a fully-diluted share count. This adjusts (i) the provision for income taxes to reflect the effect of the non-GAAP items A, B and C noted above on our non-GAAP net income (loss); (ii) the income tax rate to a normalized effective tax rate of 40%; and (iii) non-GAAP earnings per share based on a fully-diluted share count.

ServiceSource International, Inc.
Revenue by Segment
(In thousands)
(unaudited)

	Three Months Ended March 31,
	2013		2012
		% of		% of
	$	Revenue	$	Revenue

NALA	$ 37,807	62%	$ 36,112	63%
EMEA	17,520	29%	15,748	27%
APJ	5,794	9%	5,714	10%
	$ 61,121	100%	$ 57,574	100%

Investor Relations Contact for ServiceSource:

Anne Bawden
ServiceSource International, Inc.
(415) 901-4182
 abawden@servicesource.com